Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Spencer Gallien	Date	August 10, 2016
Telephone	+1 847-507-3579	Email	spencer.gallien@fleishman.com

JLL Income Property Trust
Acquires Coastal Luxury Apartments in San Diego

Chicago (August 10, 2016) - JLL Income Property Trust, an institutionally-managed, daily valued perpetual life real estate investment trust (REIT) (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Dylan Point Loma in San Diego, California. The property is a newly-developed, ultra-luxury 180 unit coastal apartment community that is walking distance from the Pacific Ocean. With no new apartments developed in this market within the last 30 years, Dylan Point Loma sets a new standard for luxury living with exceptional tenant amenities. The purchase price was approximately $90 million and was financed at approximately 45 percent loan-to-value with a ten year fixed rate loan at 3.83 percent.

LaSalle ranks the San Diego downtown and coastal close-in apartment market as one of the top five target markets for core apartment investing in the U.S. This market is perennially among the most supply constrained in the U.S. where vacancies have averaged below 4 percent during the past ten years, compared to the national average apartment vacancy of 5.5 percent. San Diego is also a top-ranking market in terms of rent growth and LaSalle’s Market Tracking System forecasts continued strong rent growth driven by low vacancies, steady job growth in San Diego’s technology, tourism, biotech and defense sectors, and limited new construction. Currently, San Diego has one of the lowest apartment vacancy rates in the country at 2.5 percent, with vacancies in the Point Loma submarket reaching 2 percent.

“Dylan Point Loma exemplifies our core apartment investment strategy,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “We committed to this investment over a year ago and will complete the property’s lease up in keeping with our “lease to core” apartment strategy. This property’s in-fill coastal location, extraordinary community amenities, designer architecture and barriers to new competition make it an excellent addition to our growing portfolio of diversified core, income-producing properties around the country.

“This is our seventh investment in the multifamily property sector bringing our apartment allocation to approximately $370 million in gross assets and 20 percent of our overall investment portfolio,” Swaringen added. “After being underweight in apartments from 2012 to 2014 and also executing a timely exit from the student housing sector, we are now rebuilding this as a meaningful component of our portfolio.”

Dylan Point Loma’s designer-selected, resort-inspired amenities create the perfect ambience for luxury apartment living in San Diego. Its upscale townhome residences with attached garages, 6,000 square foot community clubhouse, resort-style saltwater pool and spa with cabanas and luxury lounges, fitness equipment, volleyball court, barbeque areas, beautiful landscaping and plentiful open spaces provide an exclusive resort community atmosphere unique to the northern beachfront neighborhoods of San Diego.

JLL Income Property Trust is a daily valued perpetual life REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang Lasalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.